PricewaterhouseCoopers Sp. z o.o. Al. Armii Ludowej 14 00-638 Warszawa, Poland Telephone +48 (22) 523 4000 Facsimile +48 (22) 523 4040 http://www.pwc.com/pl

Central European Distribution Corporation

2 Bala Plaza, Suite 300

Bala Cynwyd, PA 19004

United States of America

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated 29 February 2008 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in Central European Distribution Corporation’s Annual Report on Form 10-K for the year ended December 31, 2007. We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers Sp. z o. o.

PricewaterhouseCoopers Sp. z o. o.

Warsaw, Poland

March 3, 2008

PricewaterhouseCoopers Sp. z o.o. is entered into the National Court Register maintained by the District Court for the Capital City of Warsaw, under KRS number 0000044655, NIP 526-021-02-28. The share capital is PLN 10,363,900. The seat of the Company is in Warsaw at Al. Armii Ludowej 14. Management Board members are George Johnstone, Antoni F. Reczek, Adam Celiński, Andrzej Konopacki, Grzegorz Skrzeszewski, Antoni Tymiński, Piotr Waliński, Artur Ziobro, Halina Koniecka—Maliszewska, Ewa Sowińska, Wojciech Maj, Waldemar Lachowski, Tomasz Reinfuss, Reginald Webb, MichaŁ Mastalerz, Zuzanna MrugaŁa, Tomasz Konieczny, Karol Dziekański, Tomasz Zielke.